Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Nos. 333-172621, 333-172621-01 and 333-172621-02) of GlaxoSmithKline plc, GlaxoSmithKline Capital plc and GlaxoSmithKline Capital Inc., and in the Registration Statements on Form S-8 (Nos. 333-13022, 333-88966, 333-100388 and 333-162702) of GlaxoSmithKline plc of our report dated 8 March 2013, relating to the financial statements and the effectiveness of internal control over financial reporting of GlaxoSmithKline plc, which appears in this Annual Report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, England

8 March 2013